EXHIBIT 5

           [LETTERHEAD OF SHAPIRO MITCHELL FORMAN ALLEN & MILLER LLP]


                                                     February 12, 2003

Alpha Technologies Group, Inc.
11990 San Vicente Boulevard
Suite 350
Los Angeles, CA 90049

         Re:      Alpha Technologies Group, Inc.
                  FORM S-8 REGISTRATION STATEMENT

Dear Sirs:

         We have acted as counsel for Alpha Technologies Group, Inc., a Delaware corporation (the "Company"), in connection with the registration by Alpha Technologies Group, Inc. on a Form S-8 Registration Statement, under the Securities Act of 1933, as amended, of 325,000 shares of the Company's common stock, $.03 par value per share issuable upon exercise of stock options granted or to be granted under the Company's Amended and Restated 1994 Stock Option Plan (the "Shares"). All terms not expressly defined hereinabove are used with the same meaning as set forth in the Registration Statement.

         We are of the opinion that the Shares have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Amended and Restated 1994 Stock Option Plan, will be legally issued, fully paid and non- assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  SHAPIRO MITCHELL FORMAN ALLEN & MILLER LLP



                                  By: /S/ ROBERT W. FORMAN
                                     -------------------------------------------
                                      Robert W. Forman

RWF/as